EXHIBIT 99.1
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[LOGO OF PRICEWATERHOUSECOOPERS]
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                                          PRICEWATERHOUSECOOPERS LLP
                                          Beneficial Life Tower, Suite 1700
                                          36 S. State St.
                                          Salt Lake City UT 84111
                                          Telephone (801) 531 9666
                                          Facsimile (801) 933-8106


To the Board of Directors
of Franklin Capital Corporation as Servicer,
The Chase Manhattan Bank as indenture trustee under the Indenture dated June 1, 2003 and Bankers Trust (Delaware) as owner trustee under the Trust Agreement dated June 1, 2003 related to the 1.25%, 2.31%, 1.65% and 2.27% Asset Backed Notes:

We have examined management's assertion, included in the accompanying management assertion that Franklin Capital Corporation ("FCC") complied with the minimum servicing standards identified in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS, to the extent such procedures are applicable, in connection with the Sale and Servicing Agreement dated as of June 1, 2003, during the period from June 1, 2003 to September 30, 2003. Management is responsible for FCC's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about FCC's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about FCC's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide legal determination of FCC's compliance with the minimum servicing standards.

In our opinion, management's assertion that FCC complied with the aforementioned minimum servicing standards during the period from June 1, 2003 to September 30, 2003 is fairly stated, in all material respects.


/s/ PRICEWATERHOUSECOOPERS LLP


November 7, 2003